UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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MOVADO GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MOVADO GROUP, INC.
650 From Road, Ste. 375
Paramus, New Jersey 07652-3556

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 14, 2012

The 2012 Annual Meeting of Shareholders of Movado Group, Inc. will be held on Thursday, June 14, 2012 at 10:00 a.m., at the Company’s offices located at 25 West 39th Street, 15th Floor, New York, NY 10018 for the following purposes:

1.	To elect ten directors to serve until the next Annual Meeting and until their successors are elected and qualified.

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for the fiscal year ending January 31, 2013.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the proxy statement under “Executive Compensation”.

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Holders of the Company’s Common Stock and Class A Common Stock of record at the close of business on April 17, 2012 are entitled to notice of and to vote at the Annual Meeting of Shareholders or any postponements or adjournments thereof.

Again this year, we will furnish proxy materials to our shareholders via the Internet in order to expedite shareholders’ receipt of proxy materials while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

Accordingly, we are mailing to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials, which provides instructions on how to access the attached proxy statement and our annual report to shareholders for the fiscal year ended January 31, 2012 via the Internet and how to vote online.  The Notice of Internet Availability of Proxy Materials also contains instructions on how to obtain the proxy materials in printed form.

Dated: May 4, 2012	By order of the Board of Directors

Timothy F. Michno
Secretary and General Counsel

Your vote is important. Regardless of whether you plan to attend the Annual Meeting, please follow the instructions you received to vote your shares as soon as possible, to ensure that your shares are represented at the Annual Meeting.  Shareholders of record, or beneficial shareholders named as proxies by their shareholders of record, who attend the meeting may vote their shares personally, even though they have sent in proxies or voted online.

MOVADO GROUP, INC.

PROXY STATEMENT

Annual Meeting of Shareholders of Movado Group, Inc. to be held Thursday, June 14, 2012
Some Questions You May Have Regarding This Proxy Statement

What is the purpose of these materials?

The Board of Directors of Movado Group, Inc. (the “Company”) is soliciting proxies for our 2012 Annual Meeting of Shareholders. The Annual Meeting will be held on Thursday, June 14, 2012 at 10:00 a.m. at the Company’s offices located at 25 West 39th Street, 15th Floor, New York, NY 10018. The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of Directors and our most highly paid executive officers, and other required information. Our annual report to shareholders for the fiscal year ended January 31, 2012 is available to review with this proxy statement. We are mailing a notice of the Annual Meeting (and, for those who request it, a paper copy of this proxy statement and the enclosed form of proxy) to our shareholders on or about May 4, 2012.

What proposals will be voted on at the Annual Meeting?

The three matters scheduled to be voted on at the Annual Meeting are:

1.	The election of ten directors to serve on the Board;

2.	The ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending January 31, 2013; and

3.	The approval, on an advisory basis, of the compensation of the Company’s named executive officers, as described in the proxy statement under “Executive Compensation”.

In addition, such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof may be voted on.

Who can vote at the Annual Meeting?

Anyone owning shares of the Company’s Common Stock and/or its Class A Common Stock on April 17, 2012, the record date for this year’s Annual Meeting, is entitled to attend and to vote on all items properly presented at the Annual Meeting.

Who is asking me for my vote?

The Company is soliciting your proxy on behalf of the Board and has retained Broadridge Investor Communications Solutions, Inc., professional proxy solicitors, to assist with the solicitation. We will pay the entire cost of this proxy solicitation, including Broadridge’s fee, which we expect to be approximately $10,000.

What are my voting rights?

Each share of Common Stock is entitled to one vote and each share of Class A Common Stock is entitled to 10 votes on each matter properly presented at the Annual Meeting. On April 17, 2012, there were 18,493,651 shares of Common Stock outstanding and 6,632,967 shares of Class A Common Stock outstanding. The Common Stock and the Class A Common Stock is hereinafter referred to together as the “Capital Stock”. A list of all shareholders as of the record date will be available during ordinary business hours at the Company’s principal place of business located at 650 From Road, Ste. 375, Paramus, NJ 07652-3556, from the Secretary of the Company, at least 10 days before the Annual Meeting and will also be available at the Annual Meeting.

How does the Board recommend that I vote?

 The Board recommends that you vote:

1.	FOR the election of each of the director nominees;

2.	FOR the appointment of PricewaterhouseCoopers LLP as our independent public accounting firm for the current fiscal year; and
3.	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as described in the proxy statement under “Executive Compensation”.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full printed set?

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), the Company is providing access to its proxy materials via the Internet.  Accordingly, the Company is mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record and beneficial owners.  All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials.  Instructions on how to access the proxy materials via the Internet or to request a printed set may be found on the Notice.  In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Where can I view the proxy materials on the Internet?

The Notice provides you with instructions on how to:

—	view proxy materials for the Annual Meeting via the Internet; and
—	instruct the Company to send future proxy materials to you by email.

You can view the proxy materials for the Annual Meeting online at www.movadogroup.com by clicking on Investor Center and then Annual Report & Proxy Materials.

How do I vote?

If you are a shareholder on the record date, you may vote by following the instructions for voting on the Notice. If you receive paper copies of these proxy materials, you can vote by completing, signing and dating your proxy card and returning it in the enclosed envelope. Alternatively, you may attend the Annual Meeting and vote your shares in person. If you vote online, by phone or mail in a proxy card, you may still attend the Annual Meeting and vote in person but in that case, only your in-person votes will count. If you wish to vote your shares in person at the Annual Meeting and they are held by your broker in “street name,” you must bring a letter from the broker to the Annual Meeting showing that you were the beneficial owner of the shares on April 17, 2012.

Can I change my vote after I have delivered my proxy?

Yes. You may change your vote at any time before voting concludes at the Annual Meeting by:

—	providing another proxy, using any of the available methods for voting, with a later date;

—	notifying the Company’s Secretary in writing before the Annual Meeting that you wish to revoke your proxy; or

—	voting in person at the Annual Meeting.

What is a quorum?

For the purposes of the Annual Meeting, a “quorum” is a majority in voting power of the outstanding shares of Capital Stock owned by shareholders on the record date who are present in person or represented by proxy at the Annual Meeting. There must be a quorum for the Annual Meeting to be held. Broker non-votes (as further described below) and abstentions are counted for purposes of determining a quorum.

What is broker “discretionary” voting?

Under the rules of the New York Stock Exchange (“NYSE”), brokers who have transmitted proxy materials to customers will have discretion to vote the shares of customers who fail to provide voting instructions on “routine matters,” but brokers may not vote such shares on “non-routine matters” without voting instructions.  When a broker’s customer does not provide the broker with voting instructions on non-routine matters, the broker cannot vote either way and reports the number of such shares as broker “non-votes.”  Broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business, but they are not counted as shares voting. Thus, broker non-votes can have the effect of preventing approval of certain proposals where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum. Non-routine matters include: the election of directors and the approval, on an advisory basis, of executive compensation. Therefore, if you hold your shares in street name through a broker, you must cast your vote if you want it to count in respect of these non-routine matters. The ratification of the appointment of the Company’s independent registered public accounting firm is a routine matter, so brokers will have discretion to vote any uninstructed shares on that proposal (Proposal 2).

How are matters presented at the Annual Meeting approved?

Directors are elected by a plurality of the votes cast at the Annual Meeting.  Approval of the proposals to (i) ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants for fiscal 2013 and (ii) approve, on an advisory basis, the compensation of the Company’s named executive officers, requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Capital Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will not be counted as votes cast in accordance with New York law.  For this reason, abstentions will have no effect on the election of directors or the advisory vote to approve the compensation of the Company’s named executive officers.

May I vote confidentially?

Yes. Our policy is to keep your vote confidential, except as otherwise legally required, to allow for the tabulation and certification of votes and to facilitate proxy solicitation.

Who will count the votes?

A representative of Broadridge will count the votes and act as the inspector of election for the Annual Meeting.

What if additional matters are presented to the Annual Meeting?

We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your properly executed proxy  gives authority to Timothy F. Michno, our General Counsel and corporate Secretary, and to Sallie DeMarsilis, our Chief Financial Officer, to vote on such matters at his or her discretion.

Where can I find the voting results from the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and will publish final results in a Form 8-K that we will file with the SEC within four business days after the date of the Annual Meeting.

How can I obtain information about the Company?

A copy of our fiscal 2012 Annual Report is available on our website at www.movadogroup.com. Shareholders may also obtain a free copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2012 by visiting our website or by sending a request in writing to Timothy F. Michno, corporate Secretary, at the Company’s address set forth in the Notice.

When are shareholder proposals due for consideration at next year’s annual meeting?

Under the SEC rules, for shareholder proposals to be considered for inclusion in the proxy statement for the 2013 Annual Meeting, they must be submitted in writing to our corporate Secretary, Movado Group, Inc., 650 From Road, Ste. 375, Paramus, NJ 07652-3556, on or before January 3, 2013. In addition, our by-laws provide that for directors to be nominated or other proposals to be properly presented at the 2012 Annual Meeting, an additional notice of any nomination or proposal must be received by us not less than 60 nor more than 90 days before the Annual Meeting. If less than 70 days’ notice of our 2012 Annual Meeting is given, then to be timely, the notice by the shareholder must be received by us not later than the close of business on the tenth day following the day on which the first public announcement of the date of the 2012 Annual Meeting was made or the notice of the meeting was mailed, whichever occurs first.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of the Company’s Class A Common Stock and the Common Stock beneficially owned as of April 17, 2012 (except as otherwise noted in footnotes 3, 6, 11 and 13) by (i) each shareholder who is known by the Company to beneficially own more than 5% of the outstanding shares of either the Class A Common Stock or the Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all executive officers and directors as a group.

			Percent of Outstanding Shares of Capital Stock
Name of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned (1)	Shares of Common Stock Beneficially Owned (1)	Class A Common Stock (1)	Common Stock (1)	Percent of Total Voting Power (1)

Margaret Hayes Adame (2)	-	18,344	-	*	*

BlackRock Inc. (3)	-	1,478,500	-	8.0%	1.7%

Richard J. Coté (4)	-	699,705	-	3.8%	*

Sallie A. DeMarsilis (5)	-	17,807	-	*	*

Dimensional Fund Advisors LP (6)	-	1,506,737	-	8.1%	1.8%

Alexander Grinberg (7)	3,990,806	3,134	60.2%	*	47.1%

Efraim Grinberg (8)	5,771,539	475,723	87.0%	2.6%	68.4%

Alan H. Howard (2)	-	21,156	-	*	*

Richard Isserman (2)	-	7,516	-	*	*

Nathan Leventhal (2)	-	11,497	-	*	*

Timothy F. Michno	-	42	-	*	*

Frank A. Morelli (9)	-	24,802	-	*	*

Donald Oresman (2)	3,920	18,061	*	*	*

Miriam Phalen (10)	3,995,330	-	60.2%	-	47.1%

Maurice S. Reznik	-	3,016	-	-	-

Royce & Associates (11)	-	1,532,177	-	8.3%	1.8%

Leonard L. Silverstein (2) (12)	-	125,219	-	*	*

The Vanguard Group, Inc. (13)	-	1,026,681	-	5.6%	1.2%

All executive officers and directors as a group (13 persons) (14)	6,110,625	1,426,022	92.1%	7.6%	73.4%
________________
*              Denotes less than one percent

The address for Messrs. Coté, A. Grinberg, E. Grinberg, Howard, Isserman, Leventhal, Michno, Morelli, Oresman, Reznik and Silverstein and Ms. Hayes Adame, Ms. DeMarsilis and Ms. Phalen is c/o Movado Group, Inc., 650 From Road, Ste. 375, Paramus, New Jersey 07652-3556.

(1)
Although each share of Class A Common Stock is convertible at any time into one share of Common Stock, the shares of Common Stock shown as beneficially owned by each of the persons or groups listed in the table above do not include the shares of Common Stock deemed to be beneficially owned by such persons or groups as a result of beneficial ownership of shares of Class A Common Stock, which shares are shown in a separate column.  The percentage of outstanding shares of Common Stock shown as beneficially owned by each of the persons or groups in the table above is shown on the same basis. In calculating the percent of total voting power held by each person or group, the voting power of shares of Common Stock (one vote per share) and Class A Common Stock (10 votes per share) has been aggregated.

(2)
The total number of shares of Common Stock reported as beneficially owned by each of Ms. Hayes Adame and Messrs. Howard, Isserman, Leventhal, Oresman and Silverstein includes 4,500 shares which each has the right to acquire by the exercise of options under the Company’s Stock Incentive Plan.

(3)
On February 10, 2012, in a filing on Schedule 13G under the Securities Exchange Act of 1934, as amended (“Exchange Act”), BlackRock Inc. reported beneficial ownership as of December 30, 2011 of 1,478,500 shares of Common Stock. It reported having sole dispositive and voting power as to all such shares.  BlackRock Inc. reported that all of the shares of Common Stock that it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect.  The address of BlackRock Inc. is 40 East 52nd Street, New York, NY 10022.

(4)
The total number of shares of Common Stock reported as beneficially owned by Mr. Coté includes 139,000 shares which he has the right to acquire by the exercise of options under the Company’s Stock Incentive Plan and 2,200 shares held by a trust for the benefit of his children as to which shares Mr. Coté has shared dispositive power with his spouse who is the trustee with sole voting power.

(5)
The total number of shares of Common Stock reported as beneficially owned by Ms. DeMarsilis includes 10,000 shares which she has the right to acquire by the exercise of options under the Company’s Stock Incentive Plan.

(6)
On February 13, 2012, in a filing on Schedule 13G under the Exchange Act, Dimensional Fund Advisors LP (“DFA”) reported beneficial ownership as of December 31, 2011 of 1,506,737 shares of Common Stock, as to all of which it has sole dispositive power. DFA reported having sole voting power as to 1,464,801 of the shares.  DFA also reported that all of the shares of Common Stock that it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect.  The address of DFA is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(7)
The total number of shares of Class A Common Stock beneficially owned by Mr. A. Grinberg includes 3,655,640 shares owned by Grinberg Partners L.P., a Delaware limited partnership (“GPLP”) of which Mr. A. Grinberg is a limited partner, and 84,790 shares owned by trusts for the benefit of Mr. A. Grinberg’s niece and nephew, of which trusts he is a co-trustee with Mr. Mark Fishman.  Mr. A. Grinberg has shared voting power with GPLP, Grinberg Group Partners, a Delaware general partnership (“GGP”) which is the general partner of GPLP, Mr. E. Grinberg and Ms. Phalen over the 3,655,640 shares owned by GPLP and shared voting and investment power with Mr. Fishman over the 84,790 shares owned by the trusts.

(8)
The total number of shares of Class A Common Stock beneficially owned by Mr. E. Grinberg includes an aggregate of 563,306 shares held by several trusts for the benefit of Mr. E. Grinberg's siblings and himself. Mr. E. Grinberg is the sole trustee of those trusts and, as such, has sole investment and voting power with respect to the shares held by such trusts.  In addition, included in the shares of Class A Common Stock reported as beneficially owned by Mr. E. Grinberg are 862,940 shares held by several  trusts for the benefit of Mr. E. Grinberg's siblings and himself, and 855 shares held by a trust for the benefit of Mr. E. Grinberg’s nephew, of which trusts Mr. E. Grinberg is co-trustee with Ms. Sharon Trulock and, as co-trustee, has shared investment and voting power with Ms. Trulock with respect to the shares of Class A Common Stock held by such trusts.  Also included in the shares of Class A Common Stock reported as beneficially owned by Mr. E. Grinberg are 399,665 shares held by several trusts for the benefit of Mr. E. Grinberg’s children and the children of his siblings, of which trusts he is sole trustee with sole investment and voting power. The total number of shares of Class A Common Stock beneficially owned by Mr. E. Grinberg also includes 3,655,640 shares owned by GPLP.  As the managing partner of GGP, Mr. E. Grinberg shares voting and dispositive power with respect to the 3,655,640 shares of Class A Common Stock held directly by GPLP with GGP and GPLP. Mr. E. Grinberg shares voting power with respect to such shares with Ms. Phalen and with Mr. A. Grinberg. The total number of shares of Class A Common stock beneficially owned by Mr. E. Grinberg also includes 38,000 shares owned by CAP I Partners L.P., a limited partnership of which CAP I Partners LLC is the general partner. Mr. E. Grinberg, as the managing member of CAP I Partners LLC, has the sole power to vote and dispose of the shares owned by CAP I Partners L.P. The total number of shares of Common Stock beneficially owned by Mr. E. Grinberg includes 10,000 shares of Common Stock held by a charitable remainder trust for which he is a co-trustee together with Mr. Andrew Weiss. The total number of shares of Common Stock owned by Mr. E. Grinberg also includes 248,000 shares of Common Stock which he has the right to acquire by the exercise of options under the Company's Stock Incentive Plan. Mr. E. Grinberg disclaims beneficial ownership as to the 954,218 shares of Class A Common Stock held by the trusts for the benefit of his siblings, the 855 shares of Class A Common Stock held by the trust for the benefit of his nephew, the 399,665 shares of Class A Common Stock held by the trusts for the benefit of his children and the children of his siblings and the shares of Class A Common Stock owned by CAP I Partners L.P. except to the extent of his pecuniary interest therein. He also disclaims beneficial ownership of the 10,000 shares of Common Stock held by the charitable remainder trust.

(9)
The total number of shares of Common Stock beneficially owned by Mr. Morelli includes 10,000 shares which he has the right to acquire by the exercise of options under the Company’s Stock Incentive Plan.

(10)
The total number of shares of Class A Common Stock beneficially owned by Ms. Phalen includes  3,655,640 shares owned by GPLP of which Ms. Phalen is a limited partner, and 84,784 shares owned by trusts for the benefit of Ms. Phalen’s children, of which trusts Ms. Phalen is the sole trustee.  Ms. Phalen has shared voting power with GPLP, GGP, Mr. E. Grinberg and Mr. A. Grinberg over the 3,665,640 shares owned by GPLP and sole voting and investment power over the 84,784 shares owned by the trusts.

(11)
On January 19, 2012, in a filing on Schedule 13G under the Exchange Act, Royce & Associates LLC (“Royce”) reported beneficial ownership as of December 31, 2011 of 1,532,177 shares of Common Stock, as to all of which it has sole dispositive and voting power. Royce also reported that all of the shares of Common Stock that it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect.  The address of Royce is 745 Fifth Avenue, New York, NY 10151.

(12)
The total number of shares of Common Stock beneficially owned by Mr. Silverstein includes 54,000 shares owned by the Leonard and Elaine Silverstein Family Foundation of which Mr. Silverstein and his wife are the directors and officers and as to which shares they have shared investment and voting power, and 66,719 shares held by a trust of which Mr. Silverstein is trustee and as to which shares he has sole investment and voting power.  Mr. Silverstein disclaims beneficial ownership of the shares of Common Stock held by the  Leonard and Elaine Silverstein Family Foundation.

(13)
On February 7, 2012, in a filing on Schedule 13G under the Exchange Act,  The Vanguard Group, Inc. (“Vanguard”) reported beneficial ownership as of December 31, 2011 of 1,026,681 shares of Common Stock, as to which it reported having shared dispositive power and sole voting power of 27,812 shares and sole dispositive power of 998,869 shares. Vanguard reported that all of the shares of Common Stock that it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect.  Vanguard’s address is 100 Vanguard Boulevard, Malvern, PA 19355.

(14)	Excludes double counting of shares deemed to be beneficially owned by more than one person. Unless otherwise indicated, the individuals named have sole investment and voting power.

PROPOSAL 1 - ELECTION OF DIRECTORS

Directors hold office until the next annual meeting of shareholders and until the election and qualification of their successors.  Under the Company's by-laws, the Board of Directors can change the number of directors comprising the entire Board so long as the number is not less than three.  The Board currently consists of ten directors.  All of the nominees are members of the present Board of Directors.  If any nominee for election to the Board of Directors should be unable to accept nomination or election as a director, which is not expected, your proxy may be voted for a substitute or substitutes designated by the Board of Directors or the number of directors constituting the Board may be reduced in accordance with the Company’s by-laws.  Directors will be elected by the holders of a plurality of the voting power present in person or represented by proxy and entitled to vote.  Abstentions will not be counted for purposes of the election of directors.  The Board recommends that shareholders vote FOR the election of the nominees listed below.

Name	Age	Director Since	Position

Margaret Hayes Adame	72	1993	Director

Richard J. Coté	57	2000	President and Chief Operating Officer; Director

Efraim Grinberg	54	1988	Chairman of the Board of Directors and Chief Executive Officer; Director

Alex Grinberg	49	2011	Senior Vice President Customer/Consumer Centric Initiatives; Director

Alan H. Howard	52	1997	Director

Richard Isserman	77	2005	Director

Nathan Leventhal	69	2003	Director

Donald Oresman	86	1981	Director

Maurice Reznik	57	2011	Director

Leonard L. Silverstein	90	1975	Director

Except for Efraim Grinberg and Alex Grinberg, who are brothers, there are no family relationships between any of the Company's directors.  There are no arrangements between any director and any other person pursuant to which any of them was elected a director.

Margaret Hayes Adame is the President and Chief Executive Officer of Fashion Group International, Inc., an international,  non-profit trade organization working with the fashion industry, which she joined in March 1993.  From 1981 to March 1993, Ms. Hayes Adame was a Senior Vice President and general merchandise manager at Saks Fifth Avenue, a major retailer. Her expertise in the areas of retail and fashion provide her with a thorough understanding of numerous issues involving the Company’s products and customers and makes her very suitable for service on the Board. She is also a member of the board of directors of International Flavors & Fragrances, Inc.

Richard Coté joined the Company in January 2000 as Executive Vice President – Finance and Administration.  In May 2001, Mr. Coté was promoted to Executive Vice President - Chief Operating Officer and in March 2010 he was promoted to the position of President and Chief Operating Officer. Prior to joining the Company, Mr. Coté worked for Colgate-Palmolive, a global consumer goods company, where, from 1998 to 2000, he was Vice President and Chief Financial Officer for U.S. operations, and from 1993 to 1998, he was Vice President and Chief Financial Officer for Asia/Pacific operations. Prior to joining Colgate-Palmolive, Mr. Coté spent eight years at KPMG LLP in public accounting. He is a licensed CPA. Mr. Coté’s extensive experience in the areas of international business, accounting and corporate operations make him well qualified to deal with the challenges and opportunities of overseeing the operations and general management of the Company and for service on the Board.

Efraim Grinberg joined the Company in June 1980 and served as the Company's Vice President of Marketing from February 1985 until July 1986, at which time he was elected to the position of Senior Vice President of Marketing.  From June 1990 to October 1995, Mr. Grinberg served as the Company’s President and Chief Operating Officer and, from October 1995 until May 2001, served as the Company’s President.  In May 2001, Mr. Grinberg was elected to the position of President and Chief Executive Officer and, in addition, effective January 31, 2009, he was elected Chairman of the Board. In March 2010 Mr. Grinberg resigned as President. He continues to  serve as the Company’s Chairman of the Board and Chief Executive Officer. Mr. Grinberg’s three decades of experience in the watch industry and in a variety of positions at the Company during this period of its growth provides him with a detailed and extensive knowledge of the Company’s brands, markets, competitors, customers and virtually every other aspect of its business and the industry as a whole and qualifies him for service on the Board. Mr. Grinberg also serves on the board of directors of Lincoln Center for the Performing Arts, Inc. and the Jeweler’s Fund for Children.

Alex Grinberg joined the Company in December 1994 as a territory manager for the Movado brand and was promoted to Vice President of International Sales for the Concord brand in June 1996. From February 1999 through October 2001 he was stationed in the Far East developing Movado Group brands in Hong Kong and Japan. Beginning in November 2001 he held a number of positions of increasing responsibility within the Concord brand in the United States until November 2010 when he was appointed to the position of Senior Vice President of Customer/Consumer Centric Initiatives with responsibility for creating programs to enhance the Company’s relationships with its retail partners and improve its worldwide customer service and after sales service performance.  Mr. Grinberg’s many years with the Company during which time he has held a number of positions in sales and brand management and his international experience make him well qualified for service on the Board.

Alan Howard is the Managing Partner of Heathcote Advisors LLC, which he formed in March 2008 and which provides financial advisory services as well as makes principal investments. In addition, from September 2008 through June 2010 he was Managing Partner of S3 Strategic Advisors LLC which provides strategic advice to hedge funds and asset managers.  Previously, from July 2006 until July 2007, he was a Managing Director of Greenbriar Equity Group, LLC, a private equity firm focusing on transportation and transportation related investments. Prior to July 2006, Mr. Howard was a Managing Director of Credit Suisse First Boston LLC (“CSFB”), an international provider of financial services. He had been with CSFB and its predecessor companies since 1986. As a Managing Director in the ... Global Industrial and Services Investment Banking Group, he was an advisor to several of the company's most important clients on mergers and acquisitions, corporate finance and capital raising assignments. Mr. Howard is also a member of the board of directors of Carbon Motors Corporation, a privately held company that is developing and will produce a portfolio of innovative purpose-built, specialty vehicles for the global law enforcement market. Mr. Howard recently joined the board of directors of Military Parts Exchange LLC, a privately held company that is a global supplier and service provider of military aircraft parts for multiple platforms and engines. With his broad experience in investment banking, Mr. Howard is able to provide the Board with insights into capitalization strategies, capital markets mechanics and strategic expansion opportunities.

Richard Isserman had a distinguished career of nearly 40 years with KPMG LLP and for 26 years served as Audit Partner in KPMG’s New York office. He also led KPMG’s real estate audit practice in New York and was a member of the firm’s SEC Reviewing Partner’s Committee. Mr. Isserman retired from KPMG in June 1995. A licensed New York state CPA, Mr. Isserman also serves as the chairman of the budget and finance committee and a member of the audit committee for Federation Employment and Guidance Services, a social service agency in New York City. Based on his years of demonstrated leadership in the field of public accounting, Mr. Isserman provides our Board with in-depth knowledge and experience in financial, accounting and risk management issues.

Nathan Leventhal served as Chief of Staff to Mayor John Lindsay, Deputy Mayor to Mayor Ed Koch, and Transition Chairman for both Mayors David Dinkins and Michael Bloomberg. He currently chairs Mayor Bloomberg’s Committee on Appointments and was a Commissioner on the New York City Planning Commission from 2007 to 2011. He also currently serves on the boards of a number of equity, fixed income and money market funds managed by the Dreyfus Corporation, an investment advisor. Mr. Leventhal is a former partner of the law firm Poletti Freidin Prashker Feldman & Gartner. Other New York City governmental positions held by Mr. Leventhal include Fiscal Director of the Human Resources Administration, Commissioner of Rent and Housing Maintenance, Commissioner of Housing Preservation and Development, and Secretary of the New York City Charter Revision Commission.  In Washington, D.C., Mr. Leventhal served as an attorney in the Office of the Air Force General Counsel, Assistant to the Executive Director of the Equal Employment Opportunity Commission, and Chief Counsel to the U.S. Senate Subcommittee on Administrative Practice and Procedure.  In the not-for-profit sector, Mr. Leventhal served for 17 years as President of Lincoln Center for the Performing Arts, where he is now President Emeritus and Chairman of the Avery Fisher Artist Program. Mr. Leventhal’s wealth of experience in the areas of government, law, public policy and management make him well qualified to serve on our Board.

     Donald Oresman was Executive Vice President and General Counsel of Paramount Communications, Inc., a publishing and entertainment company, from December 1983 until his retirement in March 1994.  Prior to joining Paramount, Mr. Oresman was engaged in the practice of law as a partner of Simpson Thacher & Bartlett. Mr. Oresmans’ career at Simpson Thacher spanned several decades in which he represented major corporate clients in the areas of federal securities law, mergers and acquisitions and other general corporate matters. He has served on the Board continuously since 1981 and therefore has a deep knowledge of our Company’s business and its history which, in addition to his expertise in the area of corporate law and corporate governance, qualifies him for continued service on the Board.

     Maurice Reznik has served as the Chief Executive Officer and a member of the board of directors of Maidenform Brands, Inc., a global intimate apparel company, since July 2008. From May 2004 until assuming his current position as CEO, he was President of Maidenform Brands with responsibility for marketing, merchandising, design and sales for both branded and private label products. From April 1998 to May 2004, Mr. Reznik was President of the Maidenform division of Maidenform Brands’ predecessor company and, in the 19 years prior to joining Maidenform, held various sales and management positions in the intimate apparel industry, including President of Warner’s Intimate Apparel Group, a division of Warnaco, Inc., a global intimate apparel, swimwear and sportswear company. With over 30 years of experience working in positions of increasing responsibility in the intimate apparel industry and as the CEO of a public, consumer products company, Mr. Reznik has expertise in product design and sourcing, wholesale, retail, brand development and merchandising as well as in core business areas such as strategy and business development, operations, brand management, finance, compliance and risk management, all of which make him well qualified to serve on the Board. Mr. Reznick is also the founder of the For Love of Life Colon Cancer charity and serves on the boards of Dignity U Wear, Queens College and the American Apparel and Footwear Association and Fashion Institute of Technology.

Leonard Silverstein has been engaged in the practice of law at Buchanan Ingersoll & Rooney (formerly Silverstein and Mullens), in Washington, D.C., for over 40 years.  Mr. Silverstein also serves as Vice President and Director of Tax Management, Inc., a wholly owned subsidiary of BNA, Inc.  He is also an officer of the French Legion of Honor, a former Vice Chairman and currently an active honorary trustee of the John F. Kennedy Center for the Performing Arts, Past President of the Alliance Francaise of Washington, formerly President and currently a director of the National Symphony Orchestra Association, Treasurer of the Madison Council of the Library of Congress and President, French-American Cultural Foundation. By virtue of the knowledge and experience he has gained and the contributions he has made during his tenure as a director of the Company for the past 37 years, as well as his sound judgment gained from years of experience counseling clients in his legal practice, Mr. Silverstein is well qualified to serve on the Board.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

               Board Leadership Structure

Prior to January 31, 2009, the positions of Chairman of the Board of Directors and Chief Executive Officer were held by two individuals. Following the retirement and passing of the Company’s former Chairman, Mr. Gedalio Grinberg, the Board appointed Mr. Efraim Grinberg, who at that time was the Chief Executive Officer and a sitting Board member, to also serve as Chairman.  In making the decision to combine the positions of the Chairman and Chief Executive Officer, the Board took into consideration Mr. E. Grinberg’s almost 30 years of management, financial and administrative leadership at the Company and his extensive knowledge of, and experience with, all other aspects of the Company’s business and concluded that he is the director most capable of guiding our business, at both the strategic and operational levels.

In May 2011, upon the recommendation of the Nominating/Corporate Governance Committee, the Board established the position of “lead director” to help coordinate the activities of the other independent directors and to perform such other duties and responsibilities as the Board may determine from time to time. Mr. Howard was appointed by the Board as lead director at that time and currently continues to serve in that capacity, in addition to chairing the Compensation Commitee. The primary duties of the lead director include providing advice on agendas for and the scheduling of Board meetings, advising the Chairman as to the quality, quantity and timeliness of the information submitted by the Company's management to the Board, serving as the principal liaison for consultation and communication between the independent directors of the Board and the Chairman, without inhibiting direct communication between the Chairman and the other directors, and presiding at meetings of the Board in the absence of or upon the request of the Chairman and presiding at all meetings of the independent directors.

The composition of the Board, the tenure of the directors with the Company, the overall experience of the directors and the experience that the directors have had with the Chairman, the lead director and the executive management group permit and encourage each member to take an active role in all discussions, and each member does actively participate in all substantive discussions. We believe that our current Board leadership structure is serving the Company well at this time.

Board Meetings and Committees

In fiscal 2012, the Board of Directors held six meetings. All directors attended at least 75% of the meetings of the Board and of the committees on which they served.

The Board of Directors has three committees:

—	Audit;
—	Compensation; and
—	Nominating/Corporate Governance.

The members of the committees and their chairs are appointed by the Board annually. Each committee is comprised entirely of independent directors in accordance with NYSE listing standards. Each committee operates under a written charter which is available at the Company’s website at www.movadogroup.com by clicking on “Investor Center”, “Corporate Governance”, “Committee Composition” and then the name of the respective committee. Committee charters are also available in print upon the written request of any shareholder.  The current committee membership is as follows:

Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee
Richard Isserman *	Alan H. Howard *	Nathan Leventhal *
Alan H. Howard	Margaret Hayes Adame	Margaret Hayes Adame
Donald Oresman	Donald Oresman	Leonard L. Silverstein
Maurice Reznik	Leonard L. Silverstein

* Committee Chair

Audit Committee

The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as defined under the rules adopted by the SEC and, therefore, has accounting or related financial expertise in accordance with the NYSE listing standards. The Audit Committee held four meetings in fiscal 2012.

The principal functions of the Audit Committee are to (i) appoint, approve the compensation of, terminate and oversee the work of the Company’s independent auditors; (ii) approve in advance all audit and permissible non-audit services provided to the Company by independent auditors; (iii) review, in consultation with the Company’s independent auditors, management and the Company’s internal auditors, the Company’s financial reporting process, including its internal controls; (iv) review with management and the Company’s independent auditors, the Company's annual and quarterly financial statements before the same are publicly filed, and (v) report regularly to the Board with respect to any issues that arise concerning, among other things, the quality or integrity of the Company’s financial statements, the performance of the internal audit function, the Company’s compliance with legal requirements and the performance and independence of the Company’s independent auditors.

Compensation Committee

The Compensation Committee held four meetings in fiscal 2012. The principal functions of the Compensation Committee are to (i) review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives and set the CEO’s compensation level based on that evaluation; (ii) review and approve compensation levels for executive non-CEO officers and key employees of the Company; (iii) review significant employee benefit programs and (iv) establish and administer executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs.

For additional information concerning the operation of the Compensation Committee, including the role of outside compensation consultants and management in the process of determining the amount and form of executive compensation, see “Compensation Discussion and Analysis” below.

Compensation Committee Interlocks and Insider Participation

The Company's Compensation Committee was at all times during fiscal year 2012 comprised entirely of independent directors who at no time were executive officers or employees of the Company. No executive officer of the Company has ever served as a member of the board of directors or compensation committee of any company whose executive officers include a member of the Board of Directors or the Compensation Committee.

Nominating/ Corporate Governance Committee

The Nominating/Corporate Governance Committee held three meetings in fiscal 2012. The principal functions of the Nominating/Corporate Governance Committee are to (i) identify individuals qualified to become directors, consistent with criteria approved by the Board, and recommend director candidates to the Board of Directors; (ii) develop and recommend corporate governance principles to the Board of Directors; (iii) oversee the adoption of a code of ethics for directors, officers and employees of the Company and assure that procedures are in place for disclosure of any waivers of that code for directors or executive officers; and (iv) facilitate an annual assessment of the performance of the Board and each of its committees.

Identifying and Evaluating Candidates for the Board

In considering possible candidates to serve on the Board of Directors, the Nominating/Corporate Governance Committee will take into account all appropriate qualifications, qualities and skills in the context of the current make-up of the Board and will consider the entirety of each candidate’s credentials.  In addition, the  Nominating/Corporate Governance Committee will evaluate each nominee according to the following criteria: personal character, accomplishments, integrity, and reputation in the business community; knowledge of the industry in which the Company does business; sound business judgment; leadership ability and capacity for strategic thinking; experience working constructively with others; sufficient time to devote to Board matters; diversity of viewpoints and backgrounds and the absence of any conflict of interest that might interfere with performance as a director.  While the Nominating/Corporate Governance Committee has no other policy with respect to the consideration of diversity in identifying nominees, it seeks directors who represent a diverse mix of backgrounds and experiences that will enhance the quality of the Board's deliberations and decisions.

Shareholders may recommend director candidates for consideration by the Nominating/Corporate Governance Committee.  To have a candidate considered by the Nominating/Corporate Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

—	The name and address of the shareholder and evidence of the shareholder’s ownership of Company stock, including the number and class of shares owned and the length of time of ownership;

—	A description of all arrangements or understandings between the shareholder and each candidate pursuant to which the nomination is being made;

—
The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if nominated by the Board of Directors; and

—
Such other information regarding each proposed candidate as would be required to be included in a proxy statement under the rules of the SEC if such candidate had been nominated by the Board of Directors.

 Each such recommendation must be sent to the Secretary of the Company at Movado Group, Inc., 650 From Road, Ste.  375, Paramus, New Jersey 07652-3556 and must be received within the time indicted above under “When are shareholder proposals due for consideration at next year’s annual meeting?”. The Nominating/Corporate Governance Committee will evaluate shareholder recommended director candidates in the same manner as it evaluates director candidates identified by other means.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics are available on the Company’s website at www.movadogroup.com by clicking on “Investor Center” and then “Corporate Governance”. The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are also available in print upon the written request of any shareholder.

Director Independence

The listing standards of the NYSE require that a majority of the Board of Directors be independent.  No director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors broadly considers all relevant facts and circumstances relative to independence and considers the issue not merely from the standpoint of the director, but also from the viewpoint of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships (among others).  In accordance with the NYSE listing standards, the Board has adopted categorical standards of director independence that provide that none of the following relationships will be considered a material relationship that would impair a director’s independence:

—
A director who is a director, an executive officer or an employee, or whose immediate family member is a director, an executive officer or an employee, of a company that makes payments to, or receives payments from, the Company for goods or services in an amount which, in any single fiscal year, is less than the greater of $1,000,000 and 2% of such other company’s consolidated gross revenues; or

—
A director who serves, or whose immediate family member serves, as an executive, officer, director, trustee or employee of a charitable organization and the Company’s discretionary charitable contributions to the organization are less than the greater of $1,000,000 and 2% of that organization’s consolidated gross revenues.

The Board of Directors has determined that all of the members of the Board of Directors, with the exception of those three members who are employees of the Company (namely Alex Grinberg, Efraim Grinberg and Richard Coté), representing a majority of the entire Board, are independent under the NYSE listing standards and satisfy the Company’s categorical standards set forth above.

In addition, in accordance with the NYSE listing standards, the Board of Directors has determined that the Compensation Committee and Nominating/Corporate Governance Committee are composed entirely of independent directors.  The Board of Directors has also determined that each member of the Audit Committee is independent under the applicable rules of the SEC and under the NYSE listing standards.

Executive Sessions of Non-Management Directors

The non-management directors hold regular executive sessions without management at least once each quarter.  The lead director is designated to chair these executive sessions under the Company’s Corporate Governance Guidelines.

Board Role in Risk Oversight

While management is responsible for  managing  the various risks that may arise in the course of the Company’s business,  the Board has a role in the oversight of the risk management process.  The Board and, as appropriate, its committees regularly meet to receive and discuss operating and financial reports presented by the Chairman of the Board and Chief Executive Officer, the President and Chief Operating Officer, the Chief Financial Officer, the Company’s General Counsel, the Senior Vice President of Human Resources, the Senior Vice President of Global Business Processes and Chief Information Officer, the Vice President of Internal Audit and Business Controls and numerous other officers and employees of the Company as well as experts and other advisors. In addition, each year management presents a budget and business plan for the following fiscal year which is reviewed by and discussed with the Board. Management also regularly discusses with the Board strategic initiatives and the associated risks. The Board also reviews specific risk areas on a regular basis. These include insured risks, disaster recovery, management authority and internal controls, litigation risks, foreign currency risks, risks associated  with the Company’s customer mix, supply chain and credit risks, inventory risks and other operational and financial risks. The Audit Committee has particular oversight responsibility with respect to the preparation and audit of the Company’s financial statements and internal audit issues and is specifically charged in its charter to, and does, discuss with management and the independent auditor the Company’s policies with respect to risk assessment and risk management. The Audit Committee concerns itself most specifically with the integrity of the financial reporting process, but also with personnel, asset and information security risk. All committee meetings are open to the other directors and many regularly attend because the committee meetings are regularly scheduled on the same day as Board meetings.

Compensation Risk Assessment

We believe that the performance goals and incentive plan structures generally established under the Company’s executive, annual and long-term incentive programs would not contribute to excessive risk by our senior executives or employees.  The approved goals under our incentive programs are consistent with our financial operating plans and strategies, and these programs are discussed and reviewed by the Compensation Committee.  The Company’s compensation systems are balanced, rewarding both short-term and long-term performance, and its performance goals are team oriented rather than individually focused, and are based on measurable factors and objective criteria that are transparent to shareholders.  The Compensation Committee is actively engaged in setting compensation systems, monitoring those systems during the year and using discretion in making rewards, as necessary. As a result of the procedures and practices described above, the Committee believes that the Company’s compensation policies and practices for its employees do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

Communications with the Board of Directors

Shareholders and other interested parties desiring to communicate directly with the full Board of Directors, the Audit Committee of the Board of Directors, the non-management directors as a group or with any individual director or directors may do so by sending such communication in writing addressed to the attention of the intended recipient(s), c/o Secretary and General Counsel, Movado Group, Inc., 650 From Road, Ste. 375, Paramus, NJ 07652-3556. Interested parties may communicate anonymously and/or confidentially if they desire. All communications received that relate to accounting, internal accounting controls or auditing matters will be referred to the chairman of the Audit Committee unless the communication is otherwise addressed. All other communications received will be forwarded to the appropriate director or directors.

Director Attendance at Annual Meeting

The Company encourages all of the directors to attend each annual meeting of shareholders.  To the extent reasonably practicable, the Company regularly schedules a meeting of the Board of Directors on the same day as the Annual Meeting of Shareholders.  All members of the Board of Directors attended the 2011 Annual Meeting of Shareholders.

EXECUTIVE OFFICERS

For detailed information concerning Richard Coté and Efraim Grinberg, see the listing for each under the heading “ELECTION OF DIRECTORS” above.  The names of the other executive officers of the Company (and their respective ages as of the date of this proxy statement) are set forth below, together with the positions held by each during the past five years.

Name	Age	Position

Sallie A. DeMarsilis	47	Chief Financial Officer; Principal Accounting Officer

Frank A. Morelli	61	Senior Vice President Global Business Processes and Chief Information Officer

Timothy F. Michno	55	Secretary and General Counsel

Ms. DeMarsilis joined the Company in January 2008 as a Senior Vice President of Finance and was appointed Chief Financial Officer and Principal Accounting Officer effective March 31, 2008. From December 2004 through December 2007, she served as Senior Vice President of Finance with The Warnaco Group, Inc., a publicly traded global wholesaler and retailer of apparel. Prior to that, Ms. DeMarsilis held several senior financial positions with AnnTaylor Stores Corporation from November 1994 through December 2004, including Controller and Senior Vice President of Finance. AnnTaylor Stores Corporation is a publicly traded specialty retailer in the United States of women's apparel, shoes and accessories. Ms. DeMarsilis is a certified public accountant and worked in public accounting with Deloitte & Touche LLP for eight years before joining AnnTaylor Stores Corporation.

Mr. Morelli  began with the Company in February 2006 as Senior Vice President Business Processes and Chief Information Officer. Immediately prior to joining the Company and since 1995,  Mr. Morelli was the Vice President – Global Information Technology at Colgate-Palmolive, a global consumer goods company, which he joined in 1973. Prior to 1995, Mr. Morelli held a number of different positions of increasing responsibility in the areas of information technology, finance, customer service, distribution/logistics and marketing.

              Mr. Michno joined the Company in 1992 and since then has served as its Secretary and General Counsel.  He has practiced law since 1983. Immediately prior to joining the Company and since 1986, he was an associate at the New York firm of Chadbourne & Parke.  From 1988 to 1991, he served as a resident outside counsel to Fortune Brands, Inc. (formerly known as American Brands, Inc.), a consumer products company.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Role of the Compensation Committee

The Compensation Committee of the Board of Directors (for purposes of this analysis, the “Committee”) is responsible for reviewing and approving annually corporate goals relative to the compensation of the Company’s Chief Executive Officer (“CEO”), evaluating the performance of the CEO against those goals and determining the CEO’s compensation based on that evaluation. In addition, the Committee also reviews and approves the structure and levels of compensation for the Company’s other executive officers and senior management; reviews and approves significant compensation programs generally, including performance goals under annual and long-term incentive plans; and reviews and administers the Company’s 2004 amended and restated Stock Incentive Plan. Throughout this proxy statement, the individuals who served as the Company’s CEO or Chief Financial Officer (“CFO”) during fiscal 2012, as well as the other individuals included in the SUMMARY COMPENSATION TABLE below, are referred to as the “named executive officers”.

The Committee considers feedback from our shareholders regarding the Company’s executive compensation programs, including the results of our shareholders’ advisory vote on executive compensation at the 2011 annual meeting which was approved by over 99% of the votes cast. Also, in accordance with the preference indicated by more than 97% of the votes cast regarding the frequency of future advisory votes on executive compensation, the Board of Directors decided that such future advisory votes would be submitted to shareholders every year. Shareholders are invited to express their views to the Board of Directors regarding executive compensation as well as other matters as described in this proxy statement under the heading “Communications with the Board of Directors”.

Compensation Objectives

The fundamental purpose served by every compensation decision made by the Company and approved by the Committee is to attract, retain, motivate and appropriately reward a group of highly qualified individuals who are expected to contribute to the Company’s continued success, with the ultimate objective of enhancing shareholder value. The three most significant elements of compensation used by the Company in fashioning specific compensation packages offered to its executives and management level employees generally are: (1) base salary, (2) annual incentive cash bonuses and (3) long term equity participation. Of these, the variable elements, incentive cash bonuses and equity compensation, are performance-based and/or directly linked to the creation of long-term shareholder value and, as such, most closely align executives’ interests with those of the Company’s shareholders by rewarding performance for meeting or exceeding the established goals. The Company and the Committee believe that the most effective executive compensation programs are those designed to reward the achievement of specific annual and long-term strategic goals set by the Company and therefore a significant portion of the total compensation that may be earned by the named executive officers is determined by these variable elements.

Setting Executive Compensation

With the foregoing objectives in mind, the Company targets overall compensation levels for the named executive officers and senior management between the median and the 75th percentile for similar positions. Exceptions to this may occur as dictated by Company performance, the experience level and performance of the individual and market factors. For example, for certain positions that are particularly important for the Company to achieve its strategic goals and for which competition for experienced executives is especially acute, the Committee targets compensation as high as the 75th percentile.

The Committee has periodically engaged the services of independent executive compensation and benefits consulting firms, including Frederic W. Cook & Co., Inc. (“FW Cook”), to assist it in assessing the competitiveness of the Company’s executive compensation programs. Although the chairman of the Committee typically discusses compensation matters with representatives of FWCook annually, the Committee did not engage the services of any such consulting firm in respect of fiscal 2012 compensation.

The Committee does not rely solely, or even primarily, on available compensation data from any single group of companies because the Committee believes that the Company competes for top executive talent with many other, larger companies in addition to companies that may be considered as included within the Company’s peer group. Therefore, the Committee considers prevailing compensation trends and practices in other industries and other companies but does not engage in any formal benchmarking with respect to these other industries or companies.

Consistent with the Company’s compensation philosophy, a significant percentage of total compensation, particularly in the case of the named executive officers, is allocated to variable incentive compensation. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews all information made available to it periodically from outside compensation consultants and annually from the Company’s Senior Vice President of Human Resources to determine the appropriate level and mix of incentive compensation. In setting the compensation for the CEO and the other named executive officers for fiscal 2012, the Committee considered the financial performance of the Company in fiscal 2011, the Company’s projected financial performance in fiscal 2012, the Company’s historical base pay, bonus and equity grant data from fiscal 2008 through fiscal 2011 and information relating to compensation survey data from the luxury goods industry provided by the Company’s Senior Vice President of Human Resources.

The Committee makes all compensation decisions affecting the compensation awarded to the CEO. With respect to the compensation of Mr. Coté, the Company’s President and Chief Operating Officer (“President/COO”), the Committee considers the recommendation of the CEO and the Company’s Senior Vice President of Human Resources. With respect to the compensation of the other named executive officers and other senior executives, the Committee considers the recommendations of the CEO, the President/COO and the Senior Vice President of Human Resources, including recommendations regarding salary adjustments and annual award amounts. Subject to any applicable plan limitations, the Committee can exercise its discretion in modifying any recommended adjustments or awards to executives. The Committee also takes into account total compensation earned by and awarded to the named executive officers for the prior three years.

Fiscal 2012 Executive Compensation Components

For the fiscal year ended January 31, 2012, the principal components of compensation for the named executive officers were:

—	base salary;

—	performance-based annual cash compensation;

—	equity incentive compensation;

—	retirement and other post-employment benefits; and

—	perquisites and other personal benefits.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salaries for named executive officers are determined by the Committee for each individual in light of the Committee’s assessment of the responsibilities relative to the position under consideration, as well as each individual’s background, training, experience and by reference to the competitive marketplace for comparable talent.  Annual increases in base salary levels, if warranted, are reviewed with reference to the individual’s performance, the performance of the Company as a whole and the prevailing rate of increase in base salary levels generally in the competitive marketplace with respect to similar executive positions. During its review of base salaries for executives, the Committee primarily considers:

—	market data with respect to average merit and cost of living increases for similar positions;

—	internal review of the executive’s compensation, both individually and relative to other executive officers; and

—	individual performance of the executive.

For fiscal 2012, the Committee kept the base salary of the CEO flat compared to the previous year and approved management’s recommendation to raise the base salary levels of the other named executive officers within a range of 3.3% to 3.5% . This was generally in line with the overall recommended increase applicable to all of the

Company’s other U.S. based employees and consistent with increases of from 3% to 4% at other luxury goods companies, according to suvey data provided by the Company’s Senior Vice President of Human Resources.

Performance-Based Annual Cash Compensation

The Company has two plans under which it provides its named executive officers, other executives and key management level employees annual performance-based opportunities for cash bonuses: the Movado Group, Inc. Executive Performance Plan (the “EPP”), in which only the named executive officers participate, and the Annual Incentive Compensation Plan, in which the remaining bonus-eligible employees participate. Both plans are designed to tie a significant portion of participants’ annual cash compensation to the Company’s annual financial performance.

Under the EPP and consistent with the requirements of Section 162(m) of the Internal Revenue Code, as amended (the “Code”), within 90 days after the beginning of each fiscal year the Committee establishes target and maximum cash incentive levels for the named executive officers that are expressed as a percentage of their respective base salaries. At the same time it sets cash incentive targets, the Committee also establishes a corporate performance objective that must be met before any cash incentive payments can be made under the EPP to any of the named executive officers. The performance objective under the EPP is normally earnings per share calculated according to generally accepted accounting principles as consistently applied by the Company (“GAAP”), but the Committee has the discretion to modify the performance objective if it determines that earnings per share is unsuitable as a performance measure due to any change in the Company’s business or because of other events or circumstances. Accordingly, for fiscal 2012 the Committee determined that adjusted operating profit would be a more appropriate measure of the Company’s actual performance than earnings per share based on GAAP because the former eliminates the effects of unusual items that are not characteristic of the Company’s ongoing business and that may not accurately reflect fundamental business performance in any particular year.

For fiscal 2012, the Committee set the target cash incentive payments (based on 100% bonus pool funding of the Annual Incentive Compensation Plan) for each of the CEO and the President/COO at 75% of their respective base salaries; for Mr. Morelli and Ms. DeMarsilis at 50% of their respective base salaries and for Mr. Michno at 30% of his base salary. In addition, the Committee established the maximum cash incentive payments under the EPP to any of the named executive officers at 150% of their target cash incentive amounts. The EPP provides that total cash incentives payable thereunder to all the named executive officers in any year may not exceed $5 million. Please see the GRANTS OF PLAN-BASED AWARDS TABLE for the target and maximum cash incentive awards payable to each of the named executive officers in respect of fiscal 2012.

No cash incentives are paid to any of the named executive officers under the EPP unless the threshold corporate performance objective for the year is achieved. For fiscal 2012, the performance goal under the EPP was established as operating profit of $10 million, adjusted for restructuring charges and other unusual items.

If the Company achieves the corporate performance goal under the EPP, the Committee then assesses the Company’s overall financial performance and each named executive officer’s individual performance in exercising its discretion to determine the cash incentive actually paid to any of them under the EPP, which may not, in any event, exceed the maximum set at the beginning of the year. To assess corporate performance for the fiscal year, the Committee considers as a threshold matter whether the Company met the criteria for funding the bonus pool under the Annual Incentive Compensation Plan. Inasmuch as there is no separate bonus pool for the EPP, the bonus pool under the Annual Incentive Compensation Plan must be funded for there to be any payment under the EPP to any of the participants in that plan. If the Annual Incentive Compensation Plan bonus pool is funded, then the Committee also considers the overall level of bonus pool funding under that plan and the other criteria for measuring corporate performance that are established as financial targets under the Annual Incentive Compensation Plan as part of the annual budgeting process and approved by the Committee at the beginning of each fiscal year.

In fiscal 2012, the Annual Incentive Compensation Plan provided for (i) threshold funding of the bonus pool at a 75% level for a total amount equal to $6.7 million, comprised of $4.7 million in cash and an equity component valued at $2 million, if the Company achieved operating profit of $21.3 million, (ii) 100% funding equal to $8.9 million, comprised of $6.9 million in cash and an equity component valued at $2 million, if the Company achieved operating profit of $25.5 million and (iii) funding in an extrapolated amount, comprised primarily of cash with an equity component, if operating profit for fiscal 2012 exceeded $25.5 million. The equity component awarded with the cash incentive payment consists of a Common Stock award that cliff vests on the third anniversary of the grant date subject to the continued employment of the award grantee with the Company. See discussion under Equity Incentive Compensation below.

If the bonus pool is funded, the Committee considers the extent to which the other financial criteria under the Annual Incentive Compensation Plan have been met in determining the cash incentive amount to pay to each named executive officer under the EPP. The Committee has the discretion to decrease or eliminate, but not to increase, the maximum cash incentive payable to each named executive officer under the EPP. In fiscal 2012, the Committee approved the following corporate performance criteria under the Annual Incentive Compensation Plan at the 100% funding level:

—	Net Sales: $438 million;
—	Operating Expenses: $222 million;
—	Gross Profit : $247 million
—	Gross Margin Percentage: 56.3%;
—	Operating Profit: $25.5 million
—	Cash Flow from Operations: $20.0 million; and
—	EBITDA: $37.5 million

Considering that the Company’s adjusted operating profit for fiscal 2012 was $34.3 million (excluding the proceeds from a one-time sale of watch movements and a charitable contribution to The Movado Group Foundation, or $33.6 million on a GAAP basis), or approximately 135% of the performance target established to fund the bonus pool at a 100% level, the Committee approved funding the pool under the Annual Incentive Compensation Plan at a 130% level comprised of $8.9 million in cash and an equity component valued at $1.8 million. The Committee also considered the Company’s actual financial performance for the year, which exceeded almost every other performance criteria under the Annual Incentive Compensation Plan, and the individual performance of each of the named executive officers in approving the cash incentive awards made to them under the EPP, which ranged from  100% to 125% of their respective target bonus amounts under the EPP.  Along with the cash incentive payment, each of the named executive officers also received an award of Common Stock, mirroring the equity components granted with the cash incentive awards made under the Annual Incentive Compensation Plan. Each such award cliff-vests on the third anniversary of the grant date, subject to the award grantee’s continued employment with the Company through such vesting date, and is for that number of shares of Common Stock equal in value on the grant date (April 20, 2012) to 25% of the grantee’s target incentive cash payment amount for fiscal 2012 at the 100% bonus pool funding level.  See discussion under Equity Incentive Compensation below.

Equity Incentive Compensation

Stock ownership is a key element of the Company’s compensation program for the named executive officers, senior management generally, as well as mid-level managers throughout the Company. Under the Company’s amended and restated 2004 Stock Incentive Plan (the “Stock Plan”), the Committee may grant participants shares of the Company’s Common Stock, restricted stock, share units, stock options, stock appreciation rights, performance units and/or performance bonuses. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate.

In practice, grants made by the Committee under the Stock Plan since its inception have been either in the form of stock options, time-vesting stock awards (pursuant to which, unrestricted shares of Common Stock are issued to the grantee when the award vests) or performance-based awards (under which vesting occurs only if one or more predetermined financial goals are achieved within the relevant performance period). The Committee believes that all of these equity awards are useful retention tools to the extent that vesting only occurs after a period of several years and are also an effective means of encouraging award recipients to focus on enhancing shareholder value over the long term by directly aligning the recipient’s financial interests with the interests of the Company’s shareholders. The Committee normally makes annual grants under the Stock Plan within 30 days after the release of the Company’s fourth quarter and year-end earnings.

All stock options granted under the Stock Plan have an exercise price equal to or greater than the fair market value of the Company’s Common Stock on the grant date and typically have vested either incrementally over a period of three or five years or all at once after three years. Most grants under the Stock Plan were in the form of stock options until fiscal 2004 when the Committee decided to utilize primarily time-vesting stock awards for most Stock Plan participants and to use stock options exclusively for grants to certain newly hired and/or newly promoted employees and for the CEO and the President/COO. Newly hired and promoted employees who receive stock options are granted them by the Committee either prospectively, effective on the specified date of their hire or the date of their promotion, or after their hiring or promotion on the next regularly scheduled meeting date of the Committee. Although the Committee did not make any stock option grants to any of the named executive officers in the last three fiscal years, it continues to view stock options as an effective means to closely tie individual performance directly to the Company’s stock price performance because stock options will have no value unless the Company’s share price has increased from the date of grant (unlike time-vesting stock awards, which have some value upon vesting even if the price of the Company’s stock has declined since the date of grant). Accordingly, the Committee has decided to resume the use of stock options as a long-term, non-cash incentive for the named executive officers and other senior executives beginning in fiscal 2013.

In fiscal 2007, with input from FW Cook, the Committee decided to limit time-vesting stock awards exclusively to the Company’s middle management and, except to reward specific, exceptional performance or in connection with promotions, to no longer grant such awards to the Company’s senior executives. Instead, beginning in fiscal 2007 and for each of the three fiscal years thereafter, the named executive officers and other senior executives were granted annual performance-based awards under the Stock Plan. The Committee took this action because it believed that performance-based awards were a more effective means to focus executives’ efforts on the achievement of specific financial objectives tied to operating profit. All of the performance-based awards granted during that four year period were forfeited as a result of the Company’s failure to achieve the requisite performance goals.

In the beginning of fiscal 2011, the Committee approved management’s recommendation to suspend further grants of performance-based equity awards and, in lieu thereof, to grant three year cliff-vesting stock awards to all Stock Plan participants, including to the named executive officers except the CEO and the President/COO. Management concluded, and the Committee agreed, that such a grant of time-vesting awards would be more effective than performance-based awards in motivating and retaining key employees in the three year period before vesting occurs, considering particularly the forfeiture of all performance-based awards previously granted since fiscal 2007 and the continuing uncertain economic environment at that time. Accordingly, in March 2010 the Committee approved the grant, effective April 5, 2010, of stock awards with an aggregate grant date value equal to approximately $2 million, vesting on the third anniversary of the grant date, to all participants in the Stock Plan at the director level and above, except that no such grants were made to the CEO or the President/COO. Each grant was for that number of shares of Common Stock equal in value on the grant date to approximately 30% of each grantee’s then current, full target cash bonus amount.

Also in March 2010, the Committee approved the Annual Incentive Compensation Plan for fiscal 2011 under which, if the financial performance targets thereunder were to be achieved for the year ending January 31, 2011, the bonus pool would be funded in the threshold amount of $4.1 million, consisting of $2.3 million in cash (representing approximately 30% of the full cash bonus pool funding level) and stock awards having an aggregate value on their grant date of $1.8 million, with the stock awards cliff-vesting three years after the grant date. The decision to include, for the first time, an equity component as part of the Annual Incentive Compensation Plan was driven primarily by the Committee’s desire to supplement the maximum realizable value to bonus eligible employees, recognizing that no cash bonuses had been paid for the previous two fiscal years, while continuing to prudently limit the Company’s current compensation expenses in light of ongoing uncertain economic conditions.  Accordingly, after the end of fiscal 2011 and based upon the Company exceeding its financial performance goals for the year, which permitted funding the bonus pool with $3.3 million in cash, effective April 11, 2011 the Committee granted stock awards, with an aggregate grant date value of $1.8 million, to participants in the Annual Incentive Compensation Plan and to the named executive officers. Each such grant was for that number of shares of Common Stock equal in value on the grant date to between 25% and 30% of the grantee’s then current, full target bonus amount. The stock grants made to the named executive officers are reported in the SUMMARY COMPENSAITON TABLE for fiscal 2012 and in the GRANTS OF PLAN-BASED AWARDS table below. Except for these equity grants which were designed as a component of the cash bonuses paid in respect of fiscal 2011, the Committee did not make any other equity grants in fiscal 2012. The Annual Incentive Compensation Plan approved by the Committee for fiscal 2012, as in the previous year, also contained the same equity component consisting of three year, cliff-vesting stock awards. As discussed above under Performance-Based Annual Cash Compensation, those stock awards were granted effective April 20, 2012. While the Committee has decided to continue to use such time-vesting stock awards as part of the Annual Incentive Compensation Plan for fiscal 2013, it has also decided to resume the use of stock options for the named executive officers and other senior executives and, therefore, as of April 20, 2012 also made stock option grants to the named executive officers which cliff-vest in three years.

Retirement and Other Post Employment Benefits

401(k) Plan

All employees in the United States including the named executive officers are eligible to participate in the Company’s Employee Savings and Investment Plan (“401(k) Plan”). In addition, the named executive officers as well as certain other executives selected by the Committee are eligible to participate in the Deferred Compensation Plan for Executives.

Deferred Compensation Plan

The Company’s Deferred Compensation Plan for Executives (“DCP”) was originally adopted effective June 1, 1995, and was approved by the Company’s shareholders on June 14, 1996.  It was amended at the annual shareholders meeting in 2004 to extend its term through June 17, 2014 and was further amended and restated effective January 1, 2008 to reflect Section 409A of the Code and amended most recently as of January 1, 2011. The plan is designed to offer retirement benefits to the named executive officers, senior management and key employees, consistent with overall market practices to attract and retain the talent needed in the Company. Under the DCP, participants may defer amounts from their base salary and cash bonus (if any) annually, and the Company will credit to the account of each participant a matching contribution in an amount equal to one hundred percent of the compensation deferral, up to a maximum match equal to either 10% (for “Group I” participants) or 5% (for “Group II” participants) of the participant’s base salary.  Of the named executive officers, Mr. Grinberg and Mr. Coté are Group I participants.  Messrs. Morelli and Michno and Ms. DeMarsilis are Group II participants. Twenty percent of the Company’s matching contribution is in the form of rights to Common Stock vesting ratably in annual installments over five years. The DCP also permits the Company to make discretionary contributions to any participant’s DCP account.  As authorized by the Board of Directors, the Company temporarily suspended all matching contributions under the DCP in calendar years 2009 and 2010, and resumed making matching contributions in calendar 2011.

 Participants may direct the investment of amounts in their DCP accounts (other than rights to Common Stock) among investment funds that are made available to them under the plan. Those funds and their returns for fiscal 2012 are shown and further information regarding the participation by the named executive officers in the DCP is discussed in further detail under the heading “NONQUALIFIED DEFERRED COMPENSATION” below.

Severance Agreements

The Company has severance agreements with Mr. Morelli and Mr. Michno which provide for certain benefits to the executives in exchange for certain post-employment restrictions which prohibit them from working in the watch or jewelry business for six months after the termination of their employment for any reason (and, in the case of Mr. Morelli, for the 12 months during which the Company pays him severance) and to prevent them from soliciting Company employees for 12 months after the termination of  their employment. Under the agreement with Mr. Michno, he will continue to be paid his then current base salary plus costs for COBRA coverage for up to 12 months if the Company terminates his employment without cause. In addition, the Company has a change-in-control agreement with each of Mr. Coté and Mr. Morelli. Under these change-in-control agreements, each of Mr. Coté and Mr. Morelli will continue to be paid his then current base salary (for 24 months in the case of Mr. Coté and for 18 months in the case of Mr. Morelli) after the termination of his employment following a change in control unless termination was by the Company for cause (or as a result of his death or disability) or was voluntary by the employee without good reason.

For a detailed description of the agreements between the Company and each of Messrs. Coté, Morelli and Michno, please refer to the discussion under the heading “Severance Agreements” under POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL below.

Perquisites and Other Personal Benefits

As part of providing a competitive executive compensation program, the Company provides to the CEO and the CFO certain perquisites, described below, that the Company and the Committee believe are reasonable and consistent with its overall compensation program. The Committee reviews annually the levels of perquisites provided to these named executive officers.

The Company pays the CFO a taxable housing allowance for the rental of an apartment located near the Company’s New Jersey headquarters.

The Company has purchased life insurance policies insuring the CEO and pays the premiums for that insurance. Under the Company’s arrangement with the CEO, the named insured is entitled to the cash surrender value in respect of these life insurance policies and the respective beneficiaries are entitled to the applicable death benefits without, in either event, reimbursement to the Company.

Attributed costs of the perquisites described above for the named executive officers for the fiscal year ended January 31, 2012 are included in column (i) of the SUMMARY COMPENSAITON TABLE below.

Tax and Accounting Implications

Deductibility of Executive Compensation

The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to the chief executive officer and the three other highest paid executives (other than our chief financial officer) unless the compensation meets certain requirements relating to performance-based compensation. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that may not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Accounting for Stock-Based Compensation

Beginning on February 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R) (currently FASB ASC Topic 718). The Committee considers the expense implications of the equity compensation awards in determining the aggregate annual award levels.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended January 31, 2012.

THE COMPENSATION COMMITTEE

Alan H. Howard, Chairman, Lead Director	Donald Oresman
Margaret Hayes Adame	Leonard L. Silverstein

SUMMARY COMPENSATION TABLE FOR FISCAL 2012

The following Summary Compensation Table sets forth information about the compensation paid in respect of fiscal 2012 by the Company to the CEO, the CFO and the three most highly compensated executive officers of the Company other than the CEO and the CFO who were serving as executive officers at January 31, 2012. The foregoing individuals are referred to in this proxy statement as the “named executive officers”.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Efraim Grinberg,	2012	950,000	-	118,745	-	819,375	-	185,894	(4)	2,074,014
Chairman and Chief	2011	950,000	-	-	-	166,250	-	57,630		1,173,880
Executive Officer	2010	880,578	-	386,050	-	-	-	57,470		1,324,098

Sallie A. DeMarsilis,	2012	446,986	-	59,671	-	247,500	-	57,169	(5)	811,326
Chief Financial Officer	2011	431,929	-	63,749	-	83,545	-	33,722		612,945
	2010	409,472	-	88,240	-	-	-	34,138		531,850

Richard Coté,	2012	595,288	-	79,070	-	562,500	-	77,266	(6)	1,314,124
President, Chief	2011	574,993	-	381,300	-	110,688	-	15,988		1,082,969
Operating Officer	2010	533,357	-	333,658	-	-	-	14,654		881,669

Frank A. Morelli	2012	437,173	-	63,750	-	253,000	-	31,489	(7)	785,412
Senior Vice President	2011	422,939	-	62,400	-	89,250	-	6,600		581,189
Global Business	2010	400,800	-	88,240	-	-	-	8,700		497,740
Processes, CIO

Timothy F. Michno	2012	333,152	-	26,810	-	105,525	-	6,000	(8)	471,487
Secretary and General	2011	322,264	-	28,077	-	37,538	-	6,000		393,879
Counsel	2010	300,600	-	58,459	-	-	-	6,000		365,059
(1)
Salary amounts include amounts deferred at the election of the executive under the Company’s DCP and under the 401(k) plan. Amounts deferred under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE.

(2)
Amounts shown under the “Stock Awards” column do not reflect compensation actually received by the named executive officers. Instead the dollar value of these awards represents the fair value of the stock awards on the date of grant calculated in accordance with FASB ASC Topic 718 (previously FAS 123(R)). The stock awards granted in fiscal 2011 and 2012 vest on the third anniversary of the grant date and are not subject to any performance conditions other than the continued employment of the grantee. The stock awards granted in fiscal 2010, subsequently forfeited, were performance-based, meaning that vesting was subject to the achievement of certain objective, financial performance conditions. Performance-based stock awards are valued at the grant date based upon the probable outcome of the performance metrics, assuming in each case, that the probable outcome will be achievement of the target level performance goal. Assumptions used in calculating these amounts are described in Note 11 to the Company’s audited financial statements for the fiscal year ended January 31, 2012, included in our Annual Report on Form 10-K filed with the SEC on March 30, 2012. The maximum grant date value of these performance-based stock awards, assuming the maximum level of performance conditions is achieved, would be as follows:

Name	Year	Grant Date Value ($) of Performance-Based Stock Awards Assuming Maximum Performance Level Achieved
Efraim Grinberg	2010	463,260
Sallie A. DeMarsilis	2010	105,888
Richard Coté	2010	400,390
Frank A. Morelli	2010	105,888
Timothy F. Michno	2010	70,151

The fiscal 2010 performance-based awards were forfeited as of January 31, 2010 because the minimum requisite performance goal was not achieved.

(3)
Annual incentive payments for the named executive officers under the EPP. No annual incentive payments were made under the EPP in respect of fiscal 2010.  See “Fiscal 2012 Executive Compensation Components – Performance-Based Annual Cash Compensation” above.

(4)
Includes a taxable car allowance and automobile insurance reimbursement of $21,355. Includes $31,062 for premiums paid in respect of certain life insurance policies purchased for Mr. Grinberg by the Company. Under his arrangement with the Company, Mr. Grinberg is entitled to the cash surrender value in respect of certain of these life insurance policies and his beneficiaries are entitled to the applicable benefit without, in either event, reimbursement to the Company of any premiums paid by the Company under such policies. Includes a $3,400 matching contribution made by the Company for the account of Mr. Grinberg under the Company's 401(k) Plan. Includes a combined matching and discretionary cash contribution of $105,231 and a combined matching and discretionary non-cash contribution of 1,480.42 phantom stock units valued at $24,846 (based on the closing prices of the Company’s Common Stock on the grant dates) to his account under the DCP. These contributions under the DCP are included in the NONQUALIFIED DEFERRED COMPENSATION TABLE, below.

(5)
Includes a taxable car allowance of $6,600 and a taxable housing allowance of $25,200. Includes a $3,400 matching contribution made by the Company for the account of Ms. DeMarsilis under the Company’s 401(k) Plan. Includes a matching cash contribution of $17,852 and a matching non-cash contribution of 267.51 phantom stock units valued at $4,117 (based on the closing prices of the Company’s Common Stock on the grant dates) to her account under the DCP. These contributions under the DCP are included in the NONQUALIFIED DEFERRED COMPENSATION TABLE, below.

(6)
Includes a taxable car allowance and automobile insurance reimbursement of $12,000. Includes a $3,400 matching contribution made by the Company for the account of Mr. Coté under the Company’s 401(k) Plan. Includes a combined matching and discretionary cash contribution of $50,231 and a combined matching and discretionary non-cash contribution of 718.94 phantom stock units valued at $11,635 (based on the closing prices of the Company’s Common Stock on the grant dates) to his account under the DCP. These contributions under the DCP are included in the NONQUALIFIED DEFERRED COMPENSATION TABLE, below.

(7)
Includes a taxable car allowance of $6,600 . Includes a $3,400 matching contribution made by the Company for the account of Mr. Morelli under the Company’s 401(k) Plan. Includes a matching cash contribution of $17,462 and a matching non-cash contribution of 261.66 phantom stock units valued at $4,027 (based on the closing prices of the Company’s Common Stock on the grant dates) to his account under the DCP. These contributions under the DCP are included in the NONQUALIFIED DEFERRED COMPENSATION TABLE, below.

(8)	Includes a taxable car allowance of $6,000.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2012

Name	Grant Date	Date of Action by Committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimate Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(j)	(k)	(l)
			Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Threshold (#) (2)	Target (#) (2)	Maximum (#) (2)
Efraim Grinberg	04/11/11	04/05/11	-	712,500	1,068,750	-	7,162	-			118,745

Sallie DeMarsilis	04/11/11	04/05/11	-	225,000	337,500	-	3,599	-			59,671

Richard Coté	04/11/11	04/05/11	-	450,000	675,000	-	4,769	-			79,070

Frank Morelli	04/11/11	04/05/11	-	220,000	330,000	-	3,845	-			63,750

Timothy Michno	04/11/11	04/05/11	-	100,500	150,750	-	1,617	-			26,810

(1)
Includes annual cash incentive opportunities for the named executive officers in fiscal 2012 under the Company’s EPP. See “Fiscal 2012 Executive Compensation Components – Performance Based Annual Cash Compensation” above. There is no threshold performance level under the EPP.

(2)	Reflects time-vesting stock awards discussed above under “Equity Incentive Compensation”. The shares subject to the awards vest on the third anniversary of the grant date.

(3)	The amounts in column (l) represent the grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718 (previously FAS 123(R)).

None of the named executive officers have employment agreements. The Company has entered into severance agreements with Messrs. Coté, Morelli and Michno, which are described under POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL below. In addition, the Stock Plan provides for accelerated vesting of equity compensation (stock options and stock awards) in the event of a change in control or in the event of a participant’s death, disability or retirement.

OUTSTANDING EQUITY AWARDS AT FISCAL 2012 YEAR-END

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (1) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Efraim	100,000		-	18.34	3/22/15	7,162	131,852	-	-
Grinberg	50,000			18.41	5/31/16
	40,000			32.92	4/30/17
	58,000	-		22.04	4/28/18
Sallie	10,000	-	-	23.77	1/07/18	8,560	157,590	-	-
DeMarsilis
Richard	50,000		-	18.34	3/22/15	28,769	529,637	-	-
Coté	30,000			18.41	5/31/16
	24,000			32.92	4/30/17
	35,000	-		22.04	4/28/18
Frank	10,000	-	-	20.22	2/13/16	8,701	160,185	-	-
Morelli
Timothy	-	-	-	-	-	3,802	69,995	-	-
Michno

(1)
Represents unvested stock awards granted under the Company’s Stock Plan which is discussed above under “Fiscal 2012 Executive Compensation Components –Equity Incentive Compensation”. The following table lists the vesting dates (assuming continued employment on such dates) and the number of shares of Common Stock vesting on such dates.

Name	Vesting Date	Shares (#)
Efraim Grinberg	04/11/2014	7,162
Sallie DeMarsilis	04/05/2013 04/11/2014	4,961 3,599
Richard Coté	04/27/2012 04/27/2013 04/11/2014 04/27/2014 04/27/2015	6,000 6,000 4,769 6,000 6,000
Frank Morelli	04/05/2013 04/11/2014	4,856 3,845
Timothy Michno	04/05/2013 04/11/2014	2,185 1,617

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2012

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Efraim Grinberg	-	-	-	-
Sallie DeMarsilis	-	-	-	-
Richard Coté	-	-	6,000	101,820
Frank Morelli	-	-	7,333	108,455
Timothy Michno	6,666	19,331	-	-

(1)	This amount represents the difference between the market price of the Common Stock on the date of the option exercise and the exercise price of the option.

(2)	Value represents the mathematical product resulting from multiplying the number of shares vesting by the market price of the shares on the vesting date.

NONQUALIFIED DEFERRED COMPENSATION

Under the Company’s DCP, participants may defer amounts from their base salary and cash bonus, if any, annually and the Company will credit to the account of each participant a matching contribution in an amount equal to the deferral, up to a maximum match of either 10% or 5% of the participant’s base salary (depending on whether the participant is included in Group I or Group II, as defined in the DCP). Of the named executive officers, Mr. Grinberg and Mr. Coté are in Group I and Ms. DeMarsilis and Messrs. Morelli and Michno are in Group II. Deferral elections must be made no later than December 31 of the year before the year in which the salary or bonus will be deferred. Twenty percent of the Company’s matching contribution is made in the form of rights to the Company’s Common Stock, representing the number of shares (including fractional shares) of Common Stock that the matching contribution could purchase based upon the New York Stock Exchange’s closing price of the stock on the date when the matching contribution is made. Matching contributions are made on the last business day of each calendar quarter. The Company also has the right to make discretionary contributions to any participant’s account in such amount and in such manner as it shall determine.

The following table shows the deferrals made by the named executive officers and the contributions made by the Company under the DCP in fiscal 2012.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2012

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)
Efraim Grinberg	95,000	130,077	151,101	-	3,195,429
Sallie DeMarsilis	130,910	21,969	(4,753)	-	407,085
Richard Coté	59,520	61,865	100,904	-	3,554,253
Frank Morelli	100,772	21,488	26,796	-	607,747
Timothy Michno	-	-	11,191	-	261,087

(1)	The amounts reported in columns (b) and (c) are also reported as compensation to the named executive officer in columns (c) and (i), respectively, of the SUMMARY COMPENSATION TABLE above.

(2)
The amounts reported in column (f), other than earnings on deferred compensation, have all been previously disclosed in Summary Compensation Tables in our prior proxy statements, except for Mr. Morelli.  Mr. Morelli was not a named executive officer prior to fiscal 2010.  Therefore, except for the executive contributions and contributions by the Company that are reported in the Summary Compensation Table for fiscal 2010, fiscal 2011 and fiscal 2012, the remainder of the aggregate balance for Mr. Morelli relates to prior year contributions and earnings not previously disclosed in Summary Compensation Tables in our prior proxy statements.

A participant’s compensation deferrals and any earnings on those deferrals are immediately vested.  Company matching contributions and any discretionary contributions vest at the rate of 20% per year so long as the participant remains employed by the Company.  A participant who attains the age of 65 or whose employment terminates due to death or disability automatically vests in all amounts in such participant’s account.  A participant whose employment terminates for any other reason forfeits unvested amounts.  If there is a “change in control” (as defined in the DCP) of the Company, all amounts attributable to matching contributions and discretionary Company contributions become fully vested on the date of such change in control.

Participants may direct the investment of amounts in their accounts (other than rights to Common Stock) among investment funds that are made available to them under the plan. The table below shows the funds available under the DCP and their annual rate of return for fiscal 2012 as reported by the plan administrator.

Name of Fund	Rate of Return (%)
American Beacon Balanced Inv	3.76
American Funds EuroPacific Growth-R4	6.08
American Funds Growth Fund of America- R4	7.15
Columbia Mid Cap Value-Z	5.31
Columbia Mid Cap Value Opportunity R4	6.08
Davis New York Venture-A	4.89
First Eagle Overseas-A	4.96
Invesco Small Cap Equity-I	5.74
JPMorgan Equity Index-Select	4.45
JPMorgan High Yield-A	2.90
JPMorgan Intrepid Value-Select	4.78
JPMorgan Prime Money Market-Morgan	0.00
JPMorgan SmartRetirement 2015-Select	4.02
JPMorgan SmartReturement2020-Select	4.60
JPMorgan SmartRetirement 2030-Select	5.69
JPMorgan SmartRetirement 2040-Select	6.18
JPMorgan SmartRetirement 2050-Select	6.12
JPMorgan SmartRetirement Income-Select	3.28
JPMorgan US Real Estate-Select	6.49
Lazard Emerging Market-Open	11.51
PIMCO Total Return-Admin	2.57
T Rowe Price Growth Stock-Adv	6.73

Participants in the DCP elect as part of their initial deferral election whether to receive distributions after termination of their employment in a lump sum or in 10 equal annual installments. Any subsequent election by a participant to delay payment under the DCP is only permitted if the new payment election does not take effect until at least 12 months after the date on which the new election is made and the new payment election delays payment for at least five years. Payments are made in Common Stock to the extent a participant’s vested account balance is denominated in Common Stock, except for any fractional shares which are paid in cash. All other payments are made in cash. Payments generally are made or begin only upon the expiration of six months following the participant’s separation of service from the Company except to the extent that the payments are payable during the short-term deferral period set forth in Treasury Regulation Section 1.409A-1(b)(4) or do not exceed 200% of the lesser of (a) the Participant’s annualized compensation from the Company in the year prior to the year in which his or her separation from service occurs or (b) the maximum amount of compensation that may be taken into account under a tax qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which the participant’s separation from service occurs. In the event that an exception to the six month delay provision applies, payments are made or begin within 90 days after a participant’s employment terminates.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

None of the named executive officers have employment agreements. The Company has entered into severance agreements with Messrs. Coté, Morelli and Michno, which are described below. In addition, the DCP and the Stock Plan provide for accelerated vesting, respectively, of Company matching contributions and of equity compensation (stock options and stock awards) in the event of a change in control. The Stock Plan also provides for accelerated vesting of equity awards in the event of a participant’s death, disability or retirement.

Severance Agreements

Mr. Coté and Mr. Morelli each have an agreement providing for the continuation of his then applicable annual base salary, paid bi-weekly (to Mr. Coté for 24 months and to Mr. Morelli for 18 months) following the termination of his employment within two years after a change in control (defined as the acquisition by a person or group of more than 50% of the combined aggregate voting power represented by the Company’s then outstanding shares; or certain mergers and asset sales; or a liquidation or dissolution), except that nothing is due if his termination is because of his death or disability, or is by the Company for cause or is by Mr. Coté or Mr. Morelli, respectively, other than because of an “adverse change” in the conditions of his employment. Their agreements define such an adverse change as any of the following by the Company:

—	altering his duties or responsibilities so that his position becomes one of substantially less importance, dignity or scope;
—	reducing his base salary;
—
discontinuing his participation in any compensation or benefit plan in which (and on at least as favorable a basis as) he was participating before the change in control or barring him from participating in any other plan that may be adopted in which other key employees are entitled to participate; or

—	requiring that he be based more than 50 miles from the principal office location where he worked before the change in control.

“Cause” is defined as gross negligence or willful misconduct that has resulted in or is likely to result in material economic damage to the Company. The agreements also obligate each of Mr. Coté and Mr. Morelli to keep confidential and to not use any confidential information pertaining to the Company obtained by him in the course of his employment.

 If there had been a change in control of the Company on January 31, 2012, and Mr. Coté’s employment had been terminated immediately thereafter by the Company without cause, then he would have been entitled to the continuation of his then current annual base salary of  $600,000, paid in bi-weekly installments through January 31, 2014.  If there had been a change in control of the Company on January 31, 2012, and Mr. Morelli’s employment had been terminated immediately thereafter by the Company without cause, then he would have been entitled to the continuation of his then current annual base salary of $440,000 through June 30, 2013.

Mr. Morelli and Mr. Michno each have a severance agreement with the Company providing that, although each is employed at will, he will be entitled to receive severance payments in the form of salary continuation upon termination of his employment by the Company without cause. For this purpose, “cause” is defined as conviction of a felony, the knowing violation of a material Company policy, the failure to perform any material obligation owed to the Company or the gross negligence in the performance of duties or breach of fiduciary duty as determined by the CEO. The severance payments will be paid for 12 months after termination, in bi-weekly installments. Mr. Michno’s agreement also provides that he will also be entitled to post-termination medical benefit coverage continuation under COBRA for the 12 month severance period or, if shorter, until becoming eligible for Medicare or accepting employment with another employer which provides medical benefits. Both agreements also contain a non-competition clause which proscribes employment in the watch or jewelry industry for six months after termination of employment with the Company, a twelve month non-solicitation clause and a confidentiality provision. If the Company had terminated the employment of Mr. Morelli and Mr. Michno without cause on January 31, 2012, then they would have been entitled to receive, respectively, $440,000 and $335,000 in severance paid in bi-weekly installments through January 31, 2013. Mr. Michno also would have been entitled to maximum COBRA benefits, valued at $23,497, representing total maximum COBRA payments the Company would be obligated to make for him through January 31, 2013.

Change in Control

In the event of a change in control of the Company, all unvested matching contributions under the DCP and all unvested options and time-vesting stock awards then outstanding under the Stock Plan immediately vest. Both plans have identical definitions for what is considered a “change in control” including:

—	irrevocable termination and liquidation of the plan within 12 months of the dissolution of the Company taxed under Section 331 of the Code or with the approval of a bankruptcy court;
—	sale of substantially all of the Company’s business or assets;
—
a change in the composition of the Board of Directors such that the individuals comprising the Board of Directors on January 1, 2008 (or their successors who were approved by at least two-thirds of the directors then on the Board) cease for any 12 month period to constitute a majority of the Board, exclusive, in any event, of any individual initially elected or nominated as a director as a result of an actual or threatened election contest or actual or threatened proxy solicitation by any person other than the Board;

—
a merger, consolidation, reorganization or similar corporate transaction unless shareholders in the Company immediately before any such transaction control at least 50% of the total voting power in the resulting corporation immediately after any such transaction; and no person (meaning an individual, entity or group acting in concert) acquires at least 20% of the voting power in the resulting corporation; and a majority of the members of the Board after the transaction were Board members immediately before the transaction; and

—	the acquisition by any person (with certain exceptions) of 30% or more of the combined voting power of the Company’s outstanding voting securities.

The following table shows the value of accelerated vesting of stock options and stock awards under the Stock Plan and of Company contributions under the DCP that would have been provided to the named executive officers in the event that a change in control of the Company had occurred immediately after the close of business on January 31, 2012.

Vesting Upon Change in Control With or Without Termination of Employment
Name	Early Vesting of Deferred Compensation Plan ($)	Early Vesting of Stock Options ($) (1)	Early Vesting of Stock Awards ($) (2)
Efraim Grinberg	129,254	7,000	138,852
Sallie DeMarsilis	22,492	3,500	157,590
Richard Coté	62,759	-	529,637
Frank Morelli	22,548	-	160,185
Timothy Michno	2,632	-	69,995

(1)
The value of early vesting of stock options was determined based on the extent by which the exercise price of the subject options exceeded $18.41/share, which was the closing price of the Company’s Common Stock as reported on the NYSE on January 31, 2012.

(2)	The value of early vesting of stock awards was determined based on a value of $18.41/share (which was the closing price of the Company’s Common Stock as reported on the NYSE on January 31, 2012).

Death or Disability; Retirement

If any of the named executive officers had died, become permanently disabled or retired on January 31, 2012, their unvested stock options and stock awards granted under the Stock Plan would have immediately vested on that date. Under the Stock Plan, retirement triggers immediate vesting when an employee reaches the age of 65 or upon reaching the age of 55, provided, in that case, the employee has been employed continuously by the Company for at least 10 years and the Compensation Committee approves. As part of its approval, the Compensation Committee may impose any conditions as it deems to be appropriate which are not inconsistent with the express terms of the Stock Plan, including covenants dealing with non-competition, non-disparagement, non-solicitation and confidentiality. The values of such early vesting are shown in the table above under the columns “Early Vesting of Stock Options” and “Early Vesting of Stock Awards”.

DIRECTOR COMPENSATION

No executive officer of the Company receives any additional compensation for serving on the Board of Directors. Effective May 1, 2008, upon the advice of FW Cook, the annual compensation paid to the independent directors was set at a value of $100,000, comprised of a $50,000 cash component and a $50,000 equity component in the form of a stock award, vesting in one year.  In addition, the annual fees paid to the committee chairpersons are as follows: Audit: $10,000; Compensation: $6,500 and Nominating/Corporate Governance: $6,500 and the annual fee paid to the lead director is $10,000. The cash compensation is paid quarterly and the equity grant is made once each year, usually in April.

The following chart shows the cash amounts and the value of other compensation paid to each non-employee director in respect of fiscal 2012:

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards (1) ($) (c)	Option Awards ($) (d)	Total ($) (h)
Margaret Hayes Adame	50,000	50,000	-	100,000
Alan H. Howard	56,500	50,000	-	116,500
Richard Isserman	60,000	50,000	-	110,000
Nathan Leventhal	56,500	50,000	-	105,000
Donald Oresman	50,000	50,000	-	100,000
Maurice Reznik	41,667 (2)	50,000	-	91,667
Leonard L. Silverstein	50,000	50,000	-	100,000

(1)
Amounts shown do not reflect compensation actually received by the director. Instead the dollar value of these awards represents the fair value of the stock award on the date of grant calculated in accordance with FASB ASC Topic 718 (previously FAS 123(R)). Assumptions used in calculating these amounts are described in Note 11 to the Company’s audited financial statements for the fiscal year ended January 31, 2012, included in our Annual Report on Form 10-K filed with the SEC on March 30, 2012. Each non-employee director was granted one stock award in fiscal 2012 for 3,016 shares of the Company’s Common Stock. At January 31, 2012 each non-employee director held no other stock awards except this one, unvested stock award.

(2)	Mr. Reznik joined the Board on April 11, 2011 and therefore his cash compensation for the year was prorated.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Alex Grinberg, a beneficial owner of more than five percent of the Company’s Class A Common Stock and the brother of Efraim Grinberg, is the Company’s Senior Vice President Customer/Consumer Centric Initiatives in the United States and earned $284,661 in salary in fiscal 2012. In addition, as a participant in the Company’s Annual Incentive Compensation Plan and the Stock Plan, Mr. Alex Grinberg received a cash bonus of $142,988 in respect of fiscal 2012 and an award of 1,041 time-vesting shares last year, subject to the same terms and conditions applicable to similar awards made to the other participants in those plans. Effective April 11, 2011, Mr. Alex Grinberg was elected to the Board.

Mr. David Phalen is the spouse of Miriam Phalen, a beneficial owner of more than five percent of the Company’s Class A Common Stock, and the brother-in-law of Efraim Grinberg. Mr. Phalen is President of Movado Retail Group, Inc. and earned $378,394 in salary in fiscal 2012. In addition, as a participant in the Company’s Annual Incentive Compensation Plan and the Stock Plan, Mr. Phalen received a cash bonus of $190,000 in respect of fiscal 2012 and an award of 2,657 time-vesting shares last year, subject to the same terms and conditions applicable to similar awards made to the other participants in those plans.

The Board of Directors has adopted a code of business conduct and ethics which provides for the review, approval and ratification of transactions with the Company (or any of its subsidiaries) in which any officer or employee of the Company or any of its subsidiaries or any director has any direct or indirect material interest. Such transactions involving any executive officer of the Company or any member of the Board of Directors are referred to the Nominating/Corporate Governance Committee.  Other transactions are referred to the Company’s General Counsel. In each case, the standard applied under the Company’s code is whether the transaction, when considered in the context of all the relevant facts and circumstances, including the person’s position with the Company, the nature of the transaction and the amount involved, could reasonably appear to present a conflict of interest.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information with respect to shares of Common Stock that may be issued under the Company’s equity compensation plans as of January 31, 2012.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	1,063,711 (2)	$ 19.55 (3)	4,056,757 (4)

Equity compensation plans not approved by security holders (5)	38,697	Not Applicable	-

Total	1,102,408	$ 19.55	4,056,757
____________________
(1)	Includes the Stock Plan and the DCP.
(2)
Includes 992,251 shares of Common Stock issuable upon the exercise of options and the vesting of stock awards outstanding under the Stock Plan and 71,460 phantom stock units issuable as 71,460 shares of Common Stock under the DCP.

(3)	Weighted average exercise price of options outstanding under the Stock Plan.
(4)
Number of shares available for issuance under the Stock Plan as options and as other share based awards. The DCP does not provide for a limit on the number of phantom stock units available for issuance.

(5)	The Company’s 401(k) Plan, described in Note 12 to the Company’s consolidated financial statements, included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2012.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act,  the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filing and shall not otherwise be deemed filed under such acts.

The Audit Committee has reviewed and discussed with the Company’s management and with PricewaterhouseCoopers LLP (“PWC”), the evaluation by PWC of the Company’s internal control over financial reporting and the audited financial statements of the Company for the fiscal year ended January 31, 2012.  The Audit Committee has discussed with PWC the matters required to be discussed under standards of the Public Company Accounting Oversight Board (United States).

The Audit Committee has also received the written disclosures and the letter from PWC required by the applicable requirements of the Public Company Accounting Oversight Board and the Audit Committee has discussed the independence of PWC with that firm.

Based on the Audit Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2012 for filing with the SEC.

The Committee and the Board also have recommended, subject to shareholder approval, the selection of PWC as the Company’s independent auditors for fiscal 2013.

Members of the Audit Committee:
Richard Isserman (chairman)
Alan H. Howard
Donald Oresman
Maurice Reznik

 FISCAL 2012 AND 2011 AUDIT AND RELATED FEE SUMMARY

The following table presents the aggregate fees billed for professional services rendered by the Company’s independent auditors, PricewaterhouseCoopers LLP, in the “audit fees”, “audit related fees”, “tax fees”, and “all other fees” categories, in each case as such terms are defined by the SEC, for the fiscal years ended January 31, 2011 and 2012.

Year	Audit ($)	Audit Related ($)	Tax ($)	All Other ($)	Total ($)
2011	1,587,350	-	-	21,500	1,608,850
2012	1,651,459	-	53,430	1,900	1,706,789

Audit fees include fees for audit or review services in accordance with generally accepted auditing standards and fees for services that generally only the Company’s auditors provide, such as statutory audits and review of documents filed with the SEC.

Tax fees include fees for tax compliance services that are performed by professional tax staff other than in connection with the audit.

All other fees are subscription fees for the use of the independent auditors’ database of authoritative literature and accounting and financial guidance.

The Audit Committee reviews and approves all audit and non-audit services to be rendered in every instance by the Company’s independent auditors before such auditors are engaged to render any such services. Therefore the Audit Committee has not adopted a pre-approval policy with respect to such services.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

The Audit Committee has appointed PricewaterhouseCoopers LLP to be the Company's independent accountants for the year ending January 31, 2013, subject to ratification of such appointment by the Company’s shareholders.  PricewaterhouseCoopers LLP has served as the Company's independent accountants since fiscal year 1977 and is considered by the Audit Committee and the Board to be well qualified. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting.  Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board recommends that the shareholders vote FOR such ratification.  Proxies solicited by the Board will be so voted unless shareholders specify in their proxies a contrary choice.

PROPOSAL 3 – ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act and the related rules of the SEC and as a matter of good corporate governance, a proposed resolution will be presented at the Annual Meeting asking our shareholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis (“CD&A”), the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2012 Annual Meeting of Shareholders.

As set forth in the CD&A, above, the Company has designed its compensation programs to: (i) properly incentivize executive officers to accomplish the short- and long-term objectives of the Company, (ii) be in line with prevailing pay practices and overall compensation levels at other companies with which the Company competes for executive-level talent, (iii) reward our executives for their individual performance as well as the performance of their respective business units and the Company overall and (iv) retain our executive officers and key management employees. Although the vote to approve executive compensation is purely advisory and non-binding, the Board values the opinions of our shareholders and will consider the results of the vote in determining the compensation of the named executive officers and the Company’s compensation programs generally. The vote is not intended to address any specific item of compensation but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. If any shareholder wishes to communicate with the Board regarding executive compensation, the Board can be contacted using the procedures outlined in “Communications with the Board of Directors” set forth in this proxy statement.

Accordingly, we are asking for shareholder approval of the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers as described under “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion associated with the compensation tables in the Company’s proxy statement for its 2012 Annual Meeting of Shareholders is hereby APPROVED.”

The Board recommends a vote FOR the approval, on an advisory basis, of the compensation paid by the Company to the named executive officers as disclosed in this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's executive officers, directors, and persons who own more than 10% of a registered class of the Company's equity securities (the "10% Stockholders") to file reports of ownership and changes of ownership with the SEC.  The Company assists its directors, officers and certain 10% Stockholders by assisting in their completion of Section 16 reports and filing these reports on their behalf. The Company’s executive officers, directors and 10% Stockholders timely complied with all such filing requirements applicable to them last fiscal year with respect to their beneficial ownership of the Company’s securities, except that one report on Form 4 for each of Efraim Grinberg, Richard Coté, Sallie DeMarsilis, Frank Morelli and Miriam Grinberg Phalen reporting Company matching contributions of phantom stock units under the DCP for the first quarter of calendar 2011 that should have been filed by April 4, 2011 was inadvertently filed late on May 4, 2011 and one Form 4 for Ms. Phalen that was due on December 8, 2011 was inadvertently filed one day late.

OTHER MATTERS

The Board of Directors, at the time of the preparation of this proxy statement, knows of no business to come before the Annual Meeting other than that referred to herein.  If any other business should come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies received and not theretofore revoked in accordance with their best judgment.

Upon the written request of any record holder or beneficial owner of Common Stock or Class A Common Stock entitled to vote at the Annual Meeting, the Company, without charge, will provide a copy of its Annual Report on Form 10-K for the fiscal year ended January 31, 2012, as filed with the SEC.  Requests should be directed to Timothy F. Michno, Secretary, Movado Group, Inc., 650 From Road, Ste. 375, Paramus, New Jersey 07652-3556.

May 4, 2012

650 FROM ROAD PARAMUS, NJ 07652
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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	☐	☐	☐

1.	Election of Directors Nominees

01	Margaret Hayes Adame	02	Richard Coté	03	Efraim Grinberg	04	Alan H. Howard	05	Richard Isserman
06	Nathan Leventhal	07	Donald Oresman	08	Leonard L. Silverstein	09	Alex Grinberg	10	Maurice Reznik

The Board of Directors recommends you vote FOR proposals 2 and 3:		For	Against	Abstain

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending January 31, 2013.	☐	☐	☐

3.	To approve, on an advisory basis, the compensation of the Company's named executive officers, as described in the proxy statement under "Executive Compensation".	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000142818_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement, Shareholder Letter is/are available at www.proxyvote.com.

MOVADO GROUP, INC.
THIS PROXY IS SOLICTED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS - June 14, 2012

The shareholder(s) hereby appoint(s) Timothy F. Michno and Sallie A. DeMarsilis, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock and class A Common Stock of MOVADO GROUP, INC. that the shareholder(s) is/are entitled to vote at the annual meeting of shareholders to be held at 10:00 AM, Eastern Time on June 14, 2012, at 25 West 39th Street, 15th Floor, New York, NY 10018, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 and 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side

0000142818_2 R1.0.0.11699